Exhibit 5.1

February 26, 2019

ASE Technology Holding Co., Ltd.

26 Chin Third Road

Nantze Export Processing Zone Nantze

Kaohsiung, Taiwan Republic of China

Re:	ASE Technology Holding Co., Ltd. - 2018 Employee Stock Option Plan

Ladies and Gentlemen:

We act as special counsel in the Republic of China (the "ROC") for ASE Technology Holding Co., Ltd. (the "Company"), a company limited by shares organized under the laws of the ROC, in connection with the registration of 5,000,000,000 common shares of the Company, par value NT$10 per share (the "Common Shares"), under the United States Securities Act of 1933, as amended (the "Act"), as described in the registration statement of Form S-8 (the "Registration Statement") filed with the United States Securities and Exchange Commission on the date hereof, for issuance under the ASE Technology Holding Co., Ltd. 2018 Employee Stock Option Plan (the "ESOP").

Unless expressly defined otherwise herein, all terms used herein shall have the meanings set forth in the Registration Statement.

We have examined the originals or copies, photocopies, certified or otherwise identified to our satisfaction, of the following documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.	a copy of the Corporate Registration Card of the Company issued by the Ministry of Economic Affairs (the "MOEA") dated February 22, 2019;

2.	a copy of the Articles of Incorporation of the Company (the "Articles of Incorporation"), as last amended on June 21, 2018;

3.	a copy of the meeting minutes of the board of directors of the Company dated August 9, 2018; (together with items 1. and 2., the "Corporate Documents");

4.	a copy of the web page in respect of the corporate registration information of the Company as of February 26, 2019, shown on the online corporate registration database of the website of the Commerce Industrial Services Portal, MOEA;

5.	a copy of the Registration Statement, which constitutes a prospectus of the Company under the Act, with respect to the general description of the ESOP; and

6.	a certificate issued by the Company, dated February 26, 2019 (the "Company Certificate").

For the purpose of this opinion, we have assumed, without independent verification:

1.	the genuineness of all signatures and seals on all the documents submitted to us, the authenticity and completeness of all documents submitted to us as originals or copies, and the conformity with the originals of all documents submitted to us as copies thereof.

2.	(i) the Corporate Documents are in full force and effect as of the date hereof and have not been otherwise amended, altered, modified, rescinded or revoked, and (ii) the board meeting referred to in the Board Meeting Minutes was duly convened and held, and the Board Meeting Minutes (a) faithfully and accurately reflect the resolution made in the meeting in relation to the Company, and (b) are in full force and effect, and have not been amended, revoked or rescinded in any way.

3.	the resolutions documented in the Board Meeting Minutes are the only resolution passed by the board of directors relating to the ESOP.

This opinion is given under and with respect to the present laws and regulations of the ROC only. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications herein, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications:

1.	The statute of limitations for the right of claim against an obligor shall be extinguished as to any amount of principal, if not exercised within fifteen years after such principal becomes due, and as to any amount of interest, if not exercised within five years after such interest becomes due.

2.      Any specified period prescribed by a statute of limitations may not be shortened or extended unilaterally or by contract and that any entitlement granted under a statute of limitations may not be waived in advance.

3.	The exercise of any right may not be repugnant to public interests or have a primary purpose to harm another person, and that rights must be exercised in good faith.

4.	No liability arising from a willful misconduct or gross negligence may be disclaimed in advance.

5.	The status of the Company as shown in the on-line corporate registration database of the website of the Commerce Industrial Services Portal, MOEA may not necessarily be accurate or up to date.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

LEE AND LI

/s/ C.T. Chang

C.T. Chang